Exhibit No. 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael Trevino Media Relations (847) 402-5600
Robert Block Phil Dorn Investor Relations (847) 402-2800

Allstate Explains Its Insurance Exposure in Lower Manhattan

NORTHBROOK, Ill., September 14, 2001—The Allstate Corporation (NYSE: ALL) reported today that while it expects to pay auto, property, commercial and life insurance claims from the Sept. 11, 2001 tragedy, based on what is known today, this should not be a major financial event for Allstate. Nonetheless, it is a major event for each and every customer affected.

"Stepping in after tragedy has struck and helping people deal with loss is our business. This tragedy is particularly painful for its effect on us all as Americans. We are prepared to do our job to the very best of our ability paying the automobile, property and life insurance claims of our policyholders in the hopes that at least some part of those affected lives will be cared for," said chairman, president, and CEO Edward M. Liddy.

"The news reports about damages 'in the billions of dollars' for the insurance industry refer mainly to the heavy commercial losses anticipated for insurers of the physical structures of and near the World Trade Center, the businesses within them, and the airplanes involved. Allstate does not write large-risk commercial insurance. We write only small commercial policies, primarily associated with commercial automobiles and fleets."

The Allstate Corporation (NYSE: ALL) is the nation's largest publicly held personal lines insurer. Widely known through the "You're In Good Hands With Allstate®" slogan, Allstate provides insurance products to more than 14 million households and has approximately 13,000 exclusive agents in the U.S. and Canada. Customers can access Allstate products and services through Allstate agents, or in select states at allstate.com and 1-800-Allstate. EncompassSM and DeerbrookSM Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group includes the businesses that provide life insurance, retirement and investment products, through Allstate agents, workplace marketing, independent agents, banks and securities firms.